The CIT Group/Business Credit, Inc.
                   1211 Avenue of the Americas
                    New York, New York  10036


                             August 17, 1995


Dickstein Partners Inc.
9 West 57th Street
New York, New York  10019

Calibre Capital Advisors, Inc.
66 East 80th Street
New York, New York  10021

          Re:  Marietta Corp.

Gentlemen:

          Dickstein Partners Inc., a Delaware corporation ("Dickstein"), and Calibre Capital Advisors, Inc., a New York corporation ("Calibre" and together with Dickstein, the "Investors" and each an "Investor") have advised The CIT Group/Business Credit, Inc. ("CIT") that (i) they are investors in Marietta Corp., a Delaware corporation ("Marietta"), (ii) Dickstein is currently soliciting proxies to elect its nominees as the board of directors of Marietta and (iii) if such directors are so elected, they intend to cause Marietta to repurchase shares of its outstanding common stock at an aggregate purchase

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Dickstein Partners Inc.
Calibre Capital Advisors, Inc.
August 17, 1995
Page 2


price not in excess of $16,200,000. The Investors have also advised CIT that, in such event, Marietta will require financing for such share repurchases and that Marietta and/or its subsidiaries (collectively, the "Companies") will require financing for general working capital purposes and the Investors have requested CIT to provide such financing. CIT is pleased to advise you of its commitment to provide the Companies with a $16 million revolving credit facility, which will include a $2 million letter of credit subfacility, and a $11 million term loan, such facility and loan to be allocated by CIT among the Companies based upon the results of its due diligence (collectively, the "Financing Facilities"), substantially on the terms and conditions set forth in the Outline of Proposed Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). The Financing Facilities will be guaranteed by all subsidiaries of the Companies and will be secured by substantially all assets of the Companies and their subsidiaries. CIT's commitment to provide the Financing Facilities is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.

          Each of the Investors acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Financing Facilities. CIT's commitment to provide the Financing Facilities is subject to negotiation and execution of definitive loan documents in form and substance satisfactory to CIT and its counsel.

          As you are aware, CIT has not had the opportunity to complete its business due diligence analysis and review or its legal due diligence analysis and review with respect to the stock repurchase transaction, the Investors and the Companies and their subsidiaries. CIT's willingness to participate in the financing described in this letter is therefore subject to the completion of such analysis and review and its satisfaction with the results thereof. Furthermore, if CIT discovers information not previously known to it which CIT believes is materially negative information with respect to the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Investors or the Companies and their subsidiaries, CIT may, in its sole discretion, suggest alternative financing amounts or structures that assure adequate protection for it or decline to provide the proposed financing. In any such case, CIT shall not

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Dickstein Partners Inc.
Calibre Capital Advisors, Inc.
August 17, 1995
Page 3


be responsible or liable for any damages which may be alleged as a result of its failure to provide the Financing Facilities.

          By their execution hereof and their acceptance of the commitment contained herein, the Investors, jointly and severally, agree to indemnify and hold harmless CIT and each of its assignees, their affiliates and their respective directors, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the stock repurchases, this letter or the extension of the Financing Facilities contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of any of the Financing Facilities contemplated by this letter, and the Investors, jointly and severally, agree to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party. In addition, the Investors, jointly and severally, agree (i) to pay to CIT the fees and the deposit described in the letter agreement, dated the date hereof (the "Fee/Deposit Letter"), between the Investors and CIT (in the amounts and at the times expressly provided for therein), and (ii) to reimburse CIT for all reasonable fees and expenses (the "Expenses") incurred by or on behalf of CIT in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Fee/Deposit Letter, the Term Sheet and any and all definitive documentation relating hereto and thereto, including, but not limited to, the reasonable fees and expenses of counsel to CIT. The obligations of the Investors under this paragraph shall remain effective even if definitive documentation is not executed and notwithstanding any termination of this commitment letter.

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Dickstein Partners Inc.
Calibre Capital Advisors, Inc.
August 17, 1995
Page 4


          Each of the Investors represents and warrants that (i) all written information and other materials concerning the Companies or any of the Investors and their affiliates and subsidiaries (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of, any of the Investors is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and
(ii) to the extent that any such information contains projec-tions, such projections were prepared in good faith on the basis of (X) assumptions, methods and tests stated therein which are believed by the Investors to be reasonable and (Y) information believed by the Investors to have been accurate based upon the information available to the Investors at the time such projections were furnished to CIT.

          The Investors are not authorized to show or circulate this letter or to disclose the terms hereof to any other person or entity (other than their legal and financial advisors in connection with their evaluation hereof) until such time as the Investors have accepted this letter as provided in the immediately succeeding paragraph. If this letter is not accepted by the Investors as provided in the immediately succeeding paragraph, the Investors are directed to immediately return this letter (and any copies hereof) to CIT. If this letter is so accepted, the Investors and their advisors are authorized to disclose the terms (as well as CIT's issuance) hereof (or file copies hereof) in any public filings or announcements, provided that the Investors shall first give CIT prior written notice thereof.

          The offer made by CIT in this commitment letter shall remain in effect until August 21, 1995 at which time it will expire unless prior thereto CIT has received (A) a copy of the Fee/Deposit Letter and this commitment letter, in each case signed by the Investors accepting this commitment letter and the Term Sheet and (B) in funds immediately available, payment of the fees then due and payable under the Fee/Deposit Letter.

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Dickstein Partners Inc.
Calibre Capital Advisors, Inc.
August 17, 1995
Page 5


          The commitment by CIT to provide the Financing Facilities shall expire at 5:00 p.m. (New York time) (i) on October 15, 1995, unless on or prior to such date Marietta shall have agreed in writing to the terms and conditions contained in this Commitment Letter, the Term Sheet and the Fee/Deposit Letter and (ii) on December 1, 1995, unless on or prior to such date, definitive loan documentation shall have been agreed to in writing by all parties on or prior thereto. If Marietta so agrees in writing to the terms and conditions contained in this Commitment Letter, the Term Sheet and the Fee/Deposit Letter, the obligations of the Investors hereunder and thereunder shall thereupon terminate and be superseded in all respects by the obligations of Marietta to CIT.

          Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this letter to CIT and paying in immediately available funds to CIT the fees due and payable under the Fee/Deposit Letter.

          The commitment letter, including the attached Term Sheet and the Fee Deposit Letter, (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (b) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, and (c) shall be binding upon CIT, the Investors and their respective successors and assigns. This

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Dickstein Partners Inc.
Calibre Capital Advisors, Inc.
August 17, 1995
Page 6


commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.

                             Very truly yours,

                             THE CIT GROUP/BUSINESS CREDIT, INC.



                              By:/s/ Carl A. Toriello
                                   Name:
                                   Title:


Agreed and accepted on this
18th day of August, 1995:

DICKSTEIN PARTNERS INC.



By:/s/ Samuel L. Katz
   Name:
   Title:



CALIBRE CAPITAL ADVISORS, INC.



By:/s/ Howard R. Shapiro
   Name:
   Title:


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                            Exhibit A

                         MARIETTA CORP.

             Outline of Proposed Terms and Conditions


This Outline of Proposed Terms and Conditions is part of the Commitment Letter, dated August 17, 1995 (the "Commitment Letter"), addressed to Dickstein Partners, L.P. and Calibre Capital Advisors by The CIT Group/Business Credit, Inc. and is subject to the terms and conditions of the Commitment Letter. Capitalised terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWERS:          Marietta Corp., a Delaware corporation
                    ("Marietta"), and/or its subsidiaries.

LENDER:             The CIT Group/Business Credit, Inc. ("CIT").

FINANCING           A $16 million five year revolving credit
FACILITIES:         facility, with a sublimit of $2 million
                    for letters of credit (the "Revolving Credit
                    Facility") and a $11 million five year term loan (the "Term Facility" and together with the "Revolving Credit Facility," the
                    "Financing Facilities").  The Financing
                    Facilities shall be allocated by CIT among the Borrowers based upon the results of its due diligence. All obligations of the Borrowers to CIT in connection with the

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                    Financing Facilities shall be unconditionally
                    guaranteed by each subsidiary of the
                    Borrowers and all loans to Borrowers (other than Marietta) shall be unconditionally guaranteed by Marietta.

BORROWING BASE:     Aggregate advances and letters of credit
                    under the Revolving Credit Facility will be limited to the lesser of (i) $16 million and
                    (ii) the Borrowing Base. The Borrowing Base shall be equal to the product of (A) the aggregate value of eligible accounts receivable and eligible inventory and (B) the Advance Rates. Each Borrower that is allocated a portion of the Revolving Credit
                    Facility will have a separate Borrowing Base and the criteria for eligible accounts receivable and eligible inventory and the Advance Rates will be determined by CIT after its completion of its due diligence with respect to the Borrowers. In the case of eligible accounts receivable, the Advance
                    Rate will not exceed 85% and, in the case of eligible inventory, the Advance Rate will not exceed 50%. In addition, a reserve to the Borrowing Base may be established by CIT with respect to potential liability from pending lawsuits involving the Borrowers and/or the share repurchases.

LETTERS OF CREDIT:  Letters of Credit will be issued for the account of the Borrowers by a bank selected by CIT and reasonably acceptable to the Borrowers and shall have an expiry date that
                    (i) does not exceed one year from the date of issuance of such letter of credit and (ii) is not later than fifteen (15) days prior to the maturity date of the Revolving Credit Facility, unless, in the case of clause (ii), on or prior to such expiry date such letters of credit are cash collateralized in an amount equal to 105% of the face amount of such letters of credit. The Borrowers will be bound by the usual and customary terms contained in the letter of credit issuance documentation of the issuing bank and CIT.

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LETTER OF CREDIT    A fee equal to two and one-half percent
FEE: (2-1/2%) per annum, payable monthly in arrears, of the average daily face amount of all letters of credit outstanding, as well as the issuing bank's and CIT's customary letter of credit fees and charges.

MATURITY:           All loans outstanding under the Revolving
                    Credit Facility will be payable in full on the fifth anniversary of the closing date.
                    The Term Facility will amortize in quarterly installments aggregating (i) $750,000 in the first year, (ii) $1,250,000 in the second year, (iii) $2,000,000 in the third and fourth years, and (iv) $5,000,000 in the fifth year.

INTEREST:           At the option of the Borrowers, interest on
                    outstanding loans under the Revolving Credit
                    Facility will be (i) Chemical Bank's prime rate (the "Prime Rate") plus one percent
                    (1%) or (ii) Adjusted LIBOR plus two and one-half percent (2-1/2%). At the option of the Borrowers, interest on all outstanding loans under the Term Facility will be (i) the Prime Rate plus one and one-quarter percent
                    (1-1/4%) or (ii) Adjusted LIBOR plus two and three quarters percent (2-3/4%). Interest and all fees will be payable based on a 360 day year.

MANDATORY           Upon the delivery of their audited financial
PREPAYMENT;         statements each year, the Borrowers shall
EXCESS CASH FLOW:   make a mandatory prepayment of the loans
                    under the Term Facility in an amount equal to 50% of Excess Cash Flow. Excess Cash Flow shall be determined by CIT in accordance with its customary criteria after the completion of its due diligence. All such prepayments shall be applied (i) 75% to installments of the term loan in the inverse order of maturity and (ii) 25% to installments of the term loan in the direct order of maturity.

FEES:               Unused Line Fee               1/2 of 1% p.a.
                    Collateral Management Fee     $36,000 p.a.

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EARLY TERMINATION   Subject to customary indemnification for
FEE: breakage with respect to LIBOR loans, the facilities are prepayable at any time, without penalty or premium, except that upon any termination of the Financing Facilities by the Borrowers prior to an anniversary date of the closing date CIT shall be entitled to an early termination fee equal to the average daily revolving loan balance during the term of the Financing Facilities multiplied by one and one-half percent (1-1/2%) if terminated during the first year and three-quarters of one percent (3/4%) if terminated during the second year. There will be no early termination fee thereafter.

USE OF PROCEEDS:    To finance the share repurchases of
                    Marietta's common stock, to fund working capital in the ordinary course of business of the Borrowers and for other general corporate purposes of the Borrowers.

COLLATERAL:         A perfected, first and exclusive lien on all
                    of the Borrowers' assets (including the
                    assets of the subsidiaries of the Borrowers), including without limitation, stock of subsidiaries, real estate, leaseholds, inventory, receivables, equipment, patents, tradenames, trademarks, other intellectual property and licenses, subject to permitted liens acceptable to CIT.

CASH MANAGEMENT:    All proceeds of accounts receivable and
                    inventory of the Borrowers and other
                    Collateral shall be deposited in lockbox accounts under the sole dominion and control of CIT. All funds deposited in such lockbox accounts will be transferred to CIT on each business day and applied to repay the out-standing obligations of the Borrowers. No funds of any subsidiary or affiliate of the Borrowers that is not a borrower shall be deposited in such lockbox accounts or commingled with the funds contained therein.

CONDITIONS          The obligation of CIT to make loans will be
PRECEDENT:          subject to customary conditions precedent
                    including, without limitation, the following special conditions precedent:

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                    1.   CIT shall have been granted a perfected,
                         first priority lien on all Collateral,
                         subject to permitted liens acceptable
                         to CIT, and shall have received UCC, tax and judgment lien searches evidencing the absence of any other liens on the Collateral.

                    2.   The Borrowers shall have aggregate
                         minimum Borrowing Base availability of
                         $3,000,000 on the date of the first
                         advance under the Revolving Credit
                         Facility.

                    3.   An opinion from the Borrowers' outside
                         counsel as to such matters as CIT and
                         its counsel may request.

                    4.   Insurance satisfactory to CIT, such
                         insurance with respect to the Collateral to name CIT as loss payee.

                    5.   Receipt by CIT of an audit of the books
                         and records of the Borrowers, the
                         results of which shall be satisfactory
                         to CIT, and CIT's satisfaction with the
                         results of its review with respect to
                         material contracts, intellectual
                         property, ERISA and tax matters,
                         accounting matters and labor matters of
                         the Borrowers and their subsidiaries.

                    6.   CIT's satisfaction with the cash
                         management system of the Borrowers.

                    7.   Final approval of CIT's credit
                         committee.

                    8. Receipt by CIT of a report reviewing the Borrowers' potential environmental liabilities and CIT's comfort with those liabilities.

                    9.   A majority of the Board of Directors of
                         Marietta shall have been designated by
                         Dickstein and such Board of Directors
                         shall have approved the stock
                         repurchases.

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                    10.  The aggregate purchase price of the
                         shares of its common stock repurchased
                         by Marietta shall not exceed $16,200,000 and the average purchase price per share shall not exceed $9.

                    11.  Receipt by CIT of an appraisal
                         containing the orderly liquidation value of the equipment and real estate of the Borrowers, which value shall be satis-factory to CIT.

                    12.  There shall have occurred no adverse
                         change which CIT deems material in the
                         condition (financial or otherwise),
                         operations, performance, properties or
                         prospects of the Investors, or of the
                         Borrowers and their subsidiaries taken
                         as a whole; and there shall have
                         occurred no adverse change which CIT
                         deems material in the financial
                         markets generally since the date of the
                         Commitment.

                    13.  All necessary governmental and third
                         party approvals in connection with the
                         stock repurchases, or in connection
                         with the financing therefor provided
                         by CIT, shall have been obtained and
                         remain in effect, and all applicable
                         waiting periods shall have expired
                         without any action being taken by any
                         court or other competent authority
                         which restrains, prevents or imposes
                         materially adverse conditions upon, the
                         stock repurchases.

                    14.  There shall exist no claim, action,
                         suit, investigation, litigation or
                         proceeding (including, without
                         limitation, shareholder or derivative
                         litigation) pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Financing Facilities or which, in the opinion of the CIT, has any reasonable likelihood of having a material adverse effect on (i) the condition (financial or otherwise), operations, business, properties or prospects of the Borrowers and their

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                         subsidiaries taken as a whole or (ii)
                         the stock repurchases or the Financing
                         Facilities.

                    15.  All loans made by CIT shall be in full
                         compliance with all applicable
                         requirements of law, including
                         Regulations G, T, U and X of the
                         Board of Governors of the Federal
                         Reserve System, and the stock
                         repurchases shall be made in compliance
                         with all relevant federal and state
                         securities laws.

                    16.  CIT shall have received such financial
                         and other information regarding the
                         Borrowers and their subsidiaries as
                         CIT may request.

REPRESENTATIONS     Usual representations and warranties,
AND WARRANTIES:     including, but not limited, to corporate
                    existence and good standing, authority to enter into loan documentation, governmental approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental pension and other laws, taxes, insurance, absence of material adverse change, absence of default or unmatured default and priority of CIT's liens.

COVENANTS:          Usual covenants, including, but not limited
                    to, provision of financial statements,
                    notices of litigation, defaults and
                    unmatured defaults and other information, compliance with laws, inspection of properties, books and records, compliance with Borrowing Base, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, compliance with pension, environmental and other laws, operating leases, transactions with affiliates, prepayment of other indebtedness and customary financial covenants determined by
                    CIT based upon its due diligence.

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EVENTS OF DEFAULT:  Usual events of default, including, but not limited to, payment, cross-default,
                    violation of covenants, breach of representa-tions or warranties, bankruptcy or insolvency, judgment, ERISA, environmental and change of control.

GOVERNING LAW:      All documentation in connection with the
                    Financing Facility shall be governed by the laws of the State of New York applicable to agreements made and performed in such state.

INCREASED COSTS;    The loan documents will contain customary
CHANGE IN           provisions protecting CIT in the event of
CIRCUMSTANCES:      unavailability of funding, illegality,
                    capital adequacy requirements, increased costs and funding losses.

                    In addition, the terms contained in this Outline of Proposed Terms and Conditions and the commitment by CIT will be subject to (i) there having occurred no change in any law, rule or regulation applicable to CIT or the Investors or the Borrowers and their subsidiaries, which adversely affects CIT's participation in the Financing Facilities and (ii) the Investors having paid to CIT the fees set forth in fee letter.

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